EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated May 28, 2024, relating to the financial statements and financial highlights, which appears in Macquarie Balanced Fund’s (formerly, Delaware Ivy Balanced Fund) Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 18, 2025